Exhibit 3.1

STATE of WASHINGTON

SECRETARY of STATE

I, RALPH MUNRO, *Secretary of State of the State of Washington and custodian of its seal,* hereby issue this

CERTIFICATE OF AMENDMENT

to

CONTINENTAL, INC.

a Washington Profit corporation. Articles of Amendment were filed for record in this office on the date indicated below.

Amending and Restating Articles; and Changing name to HOMESTREET, INC.

UBI Number: 178 008 575

Date: May 05, 2000

Given under my hand and the Seal of the State of Washington at Olympia, the State Capital

Ralph Munro, Secretary of State

2-050673-9

CERTIFICATE REGARDING

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CONTINENTAL, INC.

Pursuant to the provisions of Section 23B.10 of the Washington Business Corporation Act, the undersigned, who is the duly elected, qualified, and acting Secretary of HomeStreet, Inc., a Washington corporation (the “corporation”), hereby certifies that:

1. The name of the corporation is changed from Continental, Inc. to HomeStreet, Inc.

2. The corporation has approved and adopted the name change and the Amended and Restated Articles of Incorporation, superseding the previous Articles of Incorporation in their entirety. The Amended and Restated Articles of Incorporation are attached hereto as EXHIBIT A.

3. Pursuant to the provisions of RCW 23B.10.020(5) and RCW 23B.10.070, shareholder approval is not required.

4. The name change and these Amended and Restated Articles of Incorporation shall be effective as of 12:01 a.m. on May 15, 2000.

EXECUTED this 20th day of April, 2000.

/s/ Kyle Samuels, Secretary
Kyle Samuels, Secretary

Exhibit A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HOMESTREET, INC.

The undersigned corporation hereby adopts the following Amended and Restated Articles of Incorporation pursuant to Section 23B.10.070 of the Revised Code of Washington, to amend and replace its prior Articles of Incorporation, and all amendments thereto, in their entirety:

ARTICLE 1. NAME

The name of the corporation is HomeStreet, Inc.

ARTICLE 2. STOCK, VOTING RIGHTS

2.1. AUTHORIZED SHARES. This corporation shall have authority to issue 100,000,000 shares of common stock and 10,000 shares of preferred stock.

2.2. PREFERRED STOCK. Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the designations and powers, preferences and relative participating, optional or other rights, if any, and qualifications, limitations or other restrictions thereof, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, if any, voting rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

2.3. PREEMPTIVE RIGHTS. Shareholders of the corporation shall not have preemptive rights to acquire additional shares issued by the corporation.

2.4. CUMULATIVE VOTING. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the corporation.

ARTICLE 3. DIRECTORS

3.1. DESIGNATION. The number of directors of the corporation shall be fixed by the Bylaws and may be increased or decreased from time to time in the manner specified therein.

3.2. LIMITATION ON LIABILITY. To the fullest extent that the Washington Business Corporation Act permits the elimination or limitation of liability of directors pursuant to RCW 23B.08.320, as it or its successor statute may be amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for conduct as a director.

3.3. STAGGERED TERMS. The total number of directors shall be divided into three groups, with each group containing one-third of the total, as near as may be. The term of the directors in the first group shall expire at the first annual shareholder’s meeting after their election under this subsection; the term of the directors in the second group shall expire at the second annual shareholder’s meeting after their election under this subsection; the term of the directors in the second group shall expire at the second annual shareholder’s meeting after their election under this subsection; and the term of the directors in the third group shall expire at the third annual shareholder’s meeting after their election under this subsection. At each annual shareholder’s meeting held thereafter, directors shall be chosen for a term of three years to succeed those whose terms expire. If the number of directors is changed, any increase or decrease shall be apportioned among the groups so as to maintain the number of directors in each group as nearly equal as possible.

ARTICLE 4. BYLAWS

The Bylaws of the corporation may be amended or repealed, and new Bylaws may be adopted, either

(a) by the shareholders at an annual or special meeting, provided that notice of the meeting includes a description of the proposed change to the Bylaws; or

(b) by the Board of Directors, except to the extent such power is reserved to the shareholders by law, or unless the shareholders, in amending, or repealing a particular bylaw, provide expressly that the Board of Directors may not amend or repeal that bylaw.

ARTICLE 5. MAJOR CORPORATE CHANGES

If a vote of the shareholders is required to authorize any of the following matters, such matter must be approved by the affirmative vote of two-thirds of the outstanding shares of the corporation

(a) Amendment of the Articles of Incorporation.

(b) Adoption of a plan of merger or plan of share exchange.

(c) The sale, lease, exchange, or other disposition of all or substantially all of the property of the corporation, other than in the usual and regular course of business.

(d) Dissolution of the corporation.

ARTICLE 6. SHAREHOLDER ACTION WITHOUT A MEETING

6.1. PERMITTED. Action required or permitted to be taken at a meeting, of the shareholders of the corporation may be taken without a meeting or a vote if such action is evidenced by one or more written consents describing the action taken and signed by either (i) all shareholders entitled to vote on the action; or (ii) shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote on the action were present and voted. Every written consent shall bear the date of signature of each shareholder who signs the consent. A written consent is not effective to take the action referred to in the consent unless, within 60 days of the earliest dated consent delivered to the corporation, written consents signed by a sufficient number of shareholders to take action are delivered to the corporation.

6.2. NOTICE. Notice of any action taken or to be taken without a meeting by less than a unanimous written consent of all shareholders entitled to vote on the action must be given at least 10 days before the date on which the action becomes effective, to all shareholders entitled to vote on the action who have not consented in writing. The notice shall be in writing, and shall contain or be accompanied by the same material that would have been required to be sent with notice of a meeting at which the proposed action would have been submitted for shareholder action.

6.3. WITHDRAWAL. A shareholder may withdraw consent only by delivering a written notice of withdrawal to the corporation prior to the time when consents sufficient to authorize taking the action have been delivered to the corporation.

6.4. EFFECTIVE DATE. Unless the written shareholder consent specifies a later effective date, action taken under this Article 6 is effective when both: (a) consents sufficient to authorize taking the action have been delivered to the corporation, and (b) the notice requirement under Section 6.2, if applicable, has been satisfied.

ARTICLE 7. INDEMNIFICATION

7.1. INDEMNITEE. The term “Indemnitee” used in this Article 7 shall mean any person who was or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, being or having been a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee, or agent or in any other capacity while serving as director, trustee, officer, employee, or agent.

7.2. RIGHT TO INDEMNIFICATION.

7.2.1 SCOPE. Each Indemnitee shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, penalties, and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith. Except as provided in Section 7.2.2(b) below, the determination otherwise required by RCW 23B.08.550 shall not be required in connection with indemnification pursuant to this Section 7.2.1.

7.2.2 EXCEPTIONS.

(a) Such right of indemnification shall not exist where the act or omission of the Indemnitee involves (i) intentional misconduct or a knowing violation of the law, (ii) a violation of RCW 23B.08.310 (as now in effect or as it may hereafter be amended), or (iii) any transaction in which the Indemnitee received or will receive a benefit in money, property, or services to which he or she is not legally entitled.

(b) Such right of indemnification shall also not exist where the act or omission of the Indemnitee involves recklessness, unless the corporation elects by resolution of its shareholders to provide such indemnification pursuant to RCW 23B.08.550(2)(d) (as now in effect or as it may hereafter be amended).

7.2.3 CONTINUATION AFTER SEPARATION. Such right of indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators.

7.2.4 PROCEEDING BY INDEMNITEE. Except as provided in Section 7.3, such right of indemnification shall not exist where the Indemnitee seeks indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors prior to its initiation.

7.2.5 CONTRACT RIGHT, EXPENSES. The right of indemnification conferred in this Section 7.2 shall be a contract right and shall include the right to have the corporation pay the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be Indemnified under this Section 7.2 or otherwise.

7.3. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Section 7.2 is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding, in advance of its final disposition, in which case the applicable period shall be 20 days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall also be entitled to reimbursement for the expenses of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article 7 upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding, in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proving by a preponderance of the evidence that the claimant is not so entitled. Neither the failure of the corporation (including the Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including the Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

7.4. NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article 7 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote or consent of shareholders or disinterested directors, or otherwise.

7.5. INSURANCE, CONTRACT, AND FUNDING. The corporation may maintain insurance at its own expense to protect itself and any Indemnitee against any expense, liability, or loss against which the corporation has the power to indemnify pursuant to this Article 7. In addition, the corporation may maintain insurance against such expense, liability, or loss whether or not the corporation would have the power to provide indemnification under the Washington Business Corporation Act. The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provision is of this Article 7 and may create trust funds, grant security interests in corporate assets, provide letters of credit, and use such other means as the corporation deems necessary or appropriate to ensure that indemnification is provided under this Article 7.

7.6. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The corporation may, by action of the Board from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to or on behalf of employees and agents of the corporation with the same scope and effect as the provisions of this Article 7 with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.

EXECUTED this 19 day of April, 2000.

HOMESTREET, INC.

/s/ Richard S. Swanson
Richard S. Swanson
Chairman & CEO